Filed Pursuant to Rule 424(b)(3)
Registration No. 333-206411

Prospectus Supplement dated August 28, 2017
(To Prospectus Dated August 14, 2015)
Lexington Realty Trust

Up to $88,116,012.00
Shares of Beneficial Interest Classified as Common Stock

We are Lexington Realty Trust, a self-managed and self-administered real estate investment trust, or REIT, that acquires, owns and manages a diversified portfolio of equity investments in single-tenant commercial properties. Our executive offices are located at One Penn Plaza, Suite 4015, New York, New York 10119-4015, and our telephone number is (212) 692-7200.
This Prospectus Supplement relates to shares of beneficial interest classified as common stock that are covered by the registrant’s registration statement on Form S-3, filed with the Securities and Exchange Commission on August 14, 2015, that became effective upon filing and included a prospectus dated August 14, 2015 (the “Prospectus”). The Prospectus was supplemented by a prospectus supplement (the “ATM Prospectus Supplement”) that was filed with the Securities and Exchange Commission on November 23, 2016. This Prospectus Supplement amends and updates certain language in the ATM Prospectus Supplement, as described below. Such amendment and update is effective as of September 5, 2017. This Prospectus Supplement should be attached to and read in conjunction with the Prospectus and the ATM Prospectus Supplement.

PLAN OF DISTRIBUTION
The third sentence of the fourth paragraph of the “Plan of Distribution” in the ATM Prospectus Supplement is hereby amended and restated in its entirety to read as follows:
Settlement for sales of common shares that occur prior to September 5, 2017 will occur, unless otherwise agreed, on the third business day following the date on which such sales were made, and settlement for sales of common shares that occur on or after September 5, 2017 will occur, unless otherwise agreed, on the second business day following the date on which such sales were made.

The date of this Prospectus Supplement is August 28, 2017.

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